Contact:
Colleen Clements
LaBarge, Inc.
314-997-0800, ext. 409
colleen.clements@labarge.com

FOR IMMEDIATE RELEASE

LaBARGE, INC. COMPLETES ACQUISITION OF PINNACLE ELECTRONICS LLC; REVISES GUIDANCE UPWARD FOR BALANCE OF FISCAL YEAR

ST. LOUIS, February 18, 2004 . . . . . LaBarge, Inc. (AMEX: LB) announced today that it has completed its acquisition of Pinnacle Electronics LLC ("Pinnacle") of Pittsburgh, Pa. Management has increased its financial guidance for fiscal 2004, which ends June 27, 2004, because of the acquisition.

"The addition of Pinnacle significantly increases the size of LaBarge's contract electronics manufacturing business, expands our customer base and provides LaBarge a greater presence in commercial industrial markets," said Chief Executive Officer and President Craig LaBarge. "With the acquired operations, we now believe this fiscal year's second-half results will exceed first-half levels, as well as the comparable six-month period a year ago." Additional details regarding the Company's revised guidance are provided later in this press release.

Pinnacle, a contract electronics manufacturer of printed circuit assemblies, cables and harnesses, full box-build assemblies and electronic/electro-mechanical systems for customers in a variety of industrial, non-military markets, has established customer relationships with many well-known industrial companies. As a result, the acquisition of Pinnacle expands and diversifies LaBarge's portfolio of customers.

Pinnacle's 2003 revenues were approximately $38 million. Equipment for various end-uses in the glass container fabrication, scientific instrumentation and mining industries accounted for approximately 73 percent of last year's business. Pinnacle's single facility in Pittsburgh will become part of the LaBarge organization and will begin operating immediately under the name LaBarge.

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"Pinnacle's proven know-how in the commercial industrial EMS sector complements LaBarge's expertise in the military and government sectors," said Mr. LaBarge. "We are very excited about the business synergies between the two entities and believe LaBarge's broader capabilities provide opportunities to grow the Pinnacle customer base. Additionally, we expect LaBarge's purchasing power leverage to provide cost savings to the Pinnacle operation."

Mr. LaBarge continued, "Pinnacle has a strong management group and an excellent reputation in our industry. We are pleased to have its people as part of the LaBarge team." LaBarge expects Pinnacle's management and employees to stay with the company, with the exception of the current president who is retiring. LaBarge's new Pittsburgh operation will be managed by Vice President and General Manager Teresa Huber who formerly served as chief operating officer for Pinnacle.

The purchase price of the acquisition, which was made by a wholly owned subsidiary of LaBarge, was $41 million in cash, subject to a post-closing adjustment based on Pinnacle's net working capital at closing. The acquisition was funded with a combination of cash on hand and bank financing.

Acquisition Will Boost Current-Year Sales and Earnings

"With the completion of the Pinnacle acquisition, we now expect fiscal 2004 third-quarter consolidated revenues to be approximately $30 million and consolidated earnings per share to be approximately $0.10. We anticipate the fourth quarter to be much stronger than the third, generating consolidated revenues of approximately $38 million and consolidated earnings per share of approximately $0.12."

"We expect the Pinnacle acquisition to also be accretive to LaBarge's earnings in fiscal 2005 and provide new business opportunities in future years," said Mr. LaBarge.

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Today's Conference Call Webcast

Today at 3:00 p.m. Eastern time, LaBarge will host a live webcast of its discussion with the investment community regarding the Pinnacle announcement. The webcast can be accessed at. http://www.firstcallevents.com/service/ajwz400376358gf12.html. Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site may be accessed at http://www.labarge.com .

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis ;the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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